Exhibit 99.1

KIRBY CORPORATION	Contact: Brian Carey
713-435-1413
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ENTERS AGREEMENT TO PURCHASE
STEWART & STEVENSON LLC

Houston, Texas (June 13, 2017) – Kirby Corporation ("Kirby") (NYSE: KEX) today announced the signing of a definitive agreement to acquire substantially all of the assets and businesses of Stewart & Stevenson LLC (“Stewart & Stevenson”), a subsidiary of the Houston-based Parman Capital Group, for approximately $710 million before post-closing adjustments and transaction fees.  The agreement was signed on June 13 by Hushang Ansary, Executive Chairman of Stewart & Stevenson, and Joseph H. Pyne, Executive Chairman of Kirby Corporation.

The purchase will be funded equally through Kirby’s revolving credit facility and Kirby common stock valued at approximately $355 million, subject to certain closing adjustments.  The closing of the acquisition is expected to occur in the third quarter and is subject to customary closing conditions, including regulatory approvals under the Hart-Scott-Rodino Act.

Mr. Pyne commented, “The combination of Stewart & Stevenson with Kirby’s existing distribution and services business has the potential to unlock significant strategic value, dampen overall volatility in the business, and create a larger organization at an opportune time, as the industry continues to recover from a deep downturn.  We are pleased to welcome the management and employees of a globally-recognized company with 115 years of history.  We welcome the support of Parman Capital Group as a major shareholder of Kirby Corporation.”

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “The acquisition of Stewart & Stevenson significantly expands the geographic footprint and capabilities of our distribution and services business. This transaction creates one of the largest distribution networks in the country with the engineering and technological capacity to successfully address the complex requirements of a large customer base in a competitive national and global environment.  In this period of accelerating demand in the pressure pumping and industrial sectors of the economy, Stewart & Stevenson’s leadership in these sectors and its longstanding, close relationships with the world’s major industrial companies provide an excellent opportunity for us to expand our participation in the national and international arenas.  We expect this to accelerate diversification of our combined product lines, boost facility utilization and improve productivity.”

Mr. Grzebinski concluded, “We expect this acquisition will be modestly accretive to 2017 earnings per share, and expect more meaningful accretion in 2018 as we consolidate operations and capture synergies.  We will provide updated 2017 guidance on our third quarter earnings release call.  We will also provide full year 2018 revenue and earnings per share guidance, including accretion from Stewart & Stevenson, when we report earnings in January 2018.”

55 Waugh Drive     Suite 1000    P.  O.  Box 1745     Houston, Texas 77251     713/435-1000     Fax 713/435-1011

Kirby has scheduled a conference call for 5:00 p.m. central time today, June 13, 2017, to discuss the acquisition.  Kirby's live webcast, featuring a slide presentation, may be accessed at www.kirbycorp.com.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 4097128.  An audio playback will be available at 7:00 p.m. central time on Tuesday, June 13, 2017 through 7:00 p.m. central time on Tuesday, June 20, 2017, by dialing 877-344-7529 for domestic and 412-317-0088 for international callers.  The replay access code is 10109034.  A replay of the webcast will be available after the call by visiting Kirby's website at www.kirbycorp.com.

Stewart & Stevenson, based in Houston, Texas, is a leading global manufacturer and distributor of products and services for the oil and gas, marine, construction, power generation, transportation, mining and agricultural industries.  Founded in 1902, Stewart & Stevenson serves domestic and global markets with equipment, rental solutions, parts, and service through a strategic network of sales and service centers in domestic and international locations.

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.